Exhibit 10.1

VIA HAND DELIVERY

June 19, 2009

Mr. Walter P. Havenstein

Bethesda, MD 20814

Dear Walt,

I am pleased to offer you a position as Chief Executive Officer for Science Applications International Corporation (SAIC)1, reporting directly to the SAIC Board of Directors. If you accept this position, you will also be nominated to membership on the Board of Directors of SAIC. Your primary office location will be in McLean, VA. Your weekly base salary will be $19,230.77, which is equivalent to a rate of $1,000,000 per year. We would like you to start work no later than Monday, September 21, 2009.

As a senior member of the SAIC management team, you will be eligible to participate in our incentive compensation plan, which has both a short-term and a long-term component. Your target short-term performance bonus for the SAIC fiscal year 2010 (FY10), which ends on January 22, 2010, will be $1,250,000, with the potential for up to $1,875,000 for extraordinary performance. Short-term bonuses are payable in cash. You will also be eligible for a long-term (LTI) bonus expected to be split approximately 50/50 between options and performance shares, the details of which will be explained in a separate letter. Awards for FY10 are granted in March/April 2010 and based on both corporate performance and achievement of your FY10 performance objectives.

This offer of employment also includes the sign-on award of options, performance shares and restricted stock to offset the forfeiture of similar benefits from your current employer. Specific information on the sign-on stock features of your employment offer will be covered in a separate letter. Please confirm your acceptance of this offer by signing below. Your acceptance is only valid upon receipt of your signed documents by SAIC.

If your employment is involuntarily terminated by SAIC during the first two years of employment for reasons other than cause, SAIC will continue base salary, target short-term incentive and benefits for the balance of that period.2 The severance benefits described in this letter will be SAIC’s sole and exclusive obligation to you in the event you are terminated for reasons other than cause. In return for those separation benefits, you will be required to sign a release and a non-compete/non-solicitation agreement.3

This offer is contingent upon the following:

•

Successful completion of a drug test to determine the presence of illegal or unprescribed controlled substances (instructions in offer packet). This process must be completed within two weeks of accepting your offer.

•	Completion of Employment Eligibility Certification (I-9) and providing required documents (listed on the I-9 document) for proof of current eligibility to work in the United States.

[1]	Subject to Board approval
[2]	“Cause” shall be defined as (i) a willful failure to substantially perform your duties, (ii) gross misconduct or, (iii) conviction of a felony.
[3]	Should you become employed by SAIC it is understood that you or the Company may terminate this employment relationship at any time, with or without notice.

For nearly 40 years, SAIC’s commitment to technical innovation, quality service and strong ethical standards have formed a strong foundation for employee leadership and career advancement contributing to our business success. It is SAIC’s goal to foster an environment of rewarding professional challenges and opportunities. We look forward to having you as part of our team where you will have the opportunity to play a vital role in our continued success while continuing to nurture your career.

Please confirm your acceptance of this offer by signing below and completing the referenced forms. Your acceptance is only valid upon receipt of your signed documents by SAIC.

To accept this job offer:

1.	Sign and date below.

2.	Sign and date the enclosed Intellectual Property Agreement.

3.	Sign and date the enclosed Mutual Agreement to Arbitrate Claims.

4.	Sign and date the enclosed Consent to Submit to Drug Testing and Authorization for Release of Drug Test Information form.

5.	Sign and date the enclosed Disclosure and Authorization for Background Investigation/Education Verification form.

6.	Please fax or email the documents listed above to me at (703) 676-7063 or brian.f.keenan@saic.com by June 21, 2009. You should also mail one copy of this letter with your signature, to me in the enclosed envelope.

We at SAIC are enthusiastic about welcoming you aboard the team and are looking forward to working with you. Should you have any questions regarding this offer please feel free to contact me at (703) 676-4310 or (703) 608-5607.

Sincerely,

/s/ Brian F. Keenan
Brian F. Keenan
Executive Vice President
Human Resources

I accept the terms and conditions of this employment offer.

/s/ Walter P. Havenstein
Walter P. Havenstein

6-21-09
Date

SAIC is an Equal Opportunity / Affirmative Action Employer. All employment with SAIC is “At Will”.